  EXHIBIT 10.16

SECOND ADDENDUM TO PURCHASE AND SALE AGREEMENT

The parties to the certain Purchase and Sale Agreement and addendum dated October 24, 2017 (the “Agreement”) agree to the following as an amendment to the Agreement effective February 19, 2018:

1.
In consideration of Purchaser’s payment of $8,750.00 to Seller, $5,750 of which has been paid and $3,000 of which is payable on or before February 21, 2018, the “Closing Date” in Section 11.2 is extended to May 1, 2018.

3.
This Addendum may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronic copies of signed documents shall be deemed to be original signed documents.

SELLER:	PURCHASER:
Greg DiPaolo’s Pro Am Golf, LLC	WEED, Inc.

By:	By:
Gregory DiPaolo, its Managing Member	Glenn E. Martin, its President

By:
Patti Ann Brown, its Managing Member